Rule 424(b)(2)
                                         File No. 1 (9019)
                                         Registration Statement No. 333-20133


  Pricing Supplement No. 5 dated 6/2/97

  (To Prospectus dated March 14, 1997 and
  Prospectus Supplement dated March 18, 1997)

  STAR BANC CORPORATION
  MEDIUM-TERM NOTES - FIXED RATE SENIOR NOTES         CUSIP No. 85508FAE4

  ------------------------------------------------------------------------------
  Trade Date:  5/30/97                    Interest Rate:  6.62%
  Principal Amount:  $5,000,000.00        Interest Payment Date(s): January 5,
                                                                    & July 5 *
  Currency:  US Dollar                    Regular Record Date(s): December 20,
                                                                   June 20
  Issue Price:  100.00                    Maturity Date:  January 5, 2000
  Selling Agent's Commission:  $4,150.00  Original Issue Date:  6/4/97
                                          Net Proceeds to Issuer:  $4,995,850.00

  * First coupon payment:  January 5, 1998
  ------------------------------------------------------------------------------
  FORM:           /X/  Book-Entry
                       Certificated

  REDEMPTION:     The Notes will be redeemable by the Company at any time
                  prior to Maturity with a Make-Whole Premium, unless one of the below is checked:
                  /X/  The Notes cannot be redeemed prior to maturity
                  ___  The Notes may be redeemed prior to maturity without a
                       Make-Whole Premium
                           Redemption Commencement Date:
                           Initial Redemption Percentage:
                           Annual Redemption Percentage Reduction:

  REPAYMENT:      /X/  The Notes cannot be repaid prior to maturity
                  ___  The Notes can be repaid prior to maturity at the
                       option of the holder
                           Optional Repayment Price:
                           Optional Repayment Date:

  DISCOUNT NOTE:  /X/  No
                       Yes
                           Total Amount of OID:     Original Yield to
                                                    Maturity:
                           Initial Accrual Period OID:
                           Method Used to Determine Yield for Initial
                           Accrual Period:       Approximate     Exact

  OPTION TO RESET
  INTEREST:       /X/  No
                  ___  Yes, at the option of the Company
                       Optional Reset Date(s)

  OPTION TO EXTEND
  MATURITY:       /X/  No
                  ___  Yes, at the option of the Company
                       Extension Period(s):         Number of Extension
                       Final Maturity:              Periods:

  INDEXED NOTE:   /X/  No  ____ Yes (see additional terms attached)

  AMORTIZING
  NOTE:           /X/  No   ___ Yes (see additional terms attached)

  CAPACITY:       /X/  Agent          ___ Principal

  IF AS
  PRINCIPAL:      ___  The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

                  ___  The Notes are being offered at a fixed initial public
                       offering price of    % of Principal Amount.  The
                       Notes are being reoffered to dealers with a reallow-
                       ance not to exceed    % of the Commission or fee.

  ADDITIONAL TERMS: Notwithstanding anything to the contrary in the Pro-spectus or Prospectus Supplement to which this Prospectus Supplement relates, Star Bank, N.A., an affiliate of the Company will serve as the Authenticating Agent and Paying Agent for the Notes.

                               [LEHMAN BROTHERS]